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                                                                      EXHIBIT 10

                      SUMMARY OF MANAGEMENT INCENTIVE PLAN

      The Corporation's Management Incentive Plan is an informal plan pursuant to which the Compensation Committee may grant on an annual basis cash awards equal to a percentage of an officer's or other key employee's fiscal year base salary based on the extent to which actual earnings of the Corporation or the relevant business unit during a fiscal year exceed a minimum earnings threshold established by the Compensation Committee for such fiscal year. The percentage of base salary an individual may be awarded under the plan is determined by the Compensation Committee based on the individual's level of responsibility, with a maximum cash award of up to 50% of base salary or greater if fiscal year earnings of the Corporation or relevant business unit equal or exceed, respectively, the target earnings level established by the Compensation Committee for that fiscal year. The amount of any bonus under the plan's formula is subject to adjustment based on the profitability of the Corporation or the relevant business unit and other factors as determined by the Compensation Committee in its discretion.